Exhibit 99.1

February 14, 2008

Federal Home Loan Bank of San Francisco Reports Annual and Quarterly Operating Results

San Francisco - The Federal Home Loan Bank of San Francisco today announced that 2007 net income rose $110 million, or 20%, to $652 million from $542 million in 2006. Net income for the fourth quarter of 2007 rose $76 million, or 49%, to $231 million from $155 million for the prior-year period. These increases primarily reflected growth in net interest income, as well as differences in fair value adjustments for the respective periods.

Net interest income for 2007 rose $92 million, or 11%, to $931 million from $839 million for 2006. Net interest income for the fourth quarter of 2007 rose $39 million, or 17%, to $267 million from $228 million for the fourth quarter of 2006. The increases in net interest income were primarily driven by the effect of higher average capital, advances, and investment balances, partially offset by a lower net interest spread on the Bank's mortgage portfolio (mortgage loans and mortgage-backed securities).

Net income also reflects fair value adjustments, primarily associated with derivatives and hedged items, after REFCORP and Affordable Housing Program assessments, which resulted in net fair value gains of $41 million in 2007 and $45 million in the fourth quarter of 2007, compared to net fair value gains of $9 million in 2006 and $7 million in the fourth quarter of 2006. In all periods, most of the net fair value adjustments were unrealized. Nearly all of the Bank's derivatives and hedged instruments are held to the maturity, call, or put date. For these derivatives and hedged items, net unrealized fair value gains or losses are primarily a matter of timing and will generally reverse over the remaining contractual terms to maturity or by the exercised call or put dates. As of December 31, 2007, the cumulative effect of SFAS 133 on the Bank's derivatives and hedged instruments was a net unrealized gain of $47 million.

During 2007, total assets grew $78.1 billion, or 32%, to $323.0 billion from $244.9 billion at yearend 2006, primarily as a result of growth in advances. Members increased their outstanding advances by $67.3 billion, or 37%, to $251.0 billion at December 31, 2007, compared to $183.7 billion at December 31, 2006. In total, 217 institutions increased their advances during 2007, while 73 institutions decreased their advances. In addition to the growth in advances, held-to-maturity securities increased by $8.2 billion, or 27%, to $38.6 billion from $30.4 billion and interest-bearing deposits in banks increased by $5.3 billion, or 56%, to $14.6 billion from $9.3 billion. The increases were partially offset by a decrease in Federal funds sold, which fell $3.7 billion, or 24%, to $11.7 billion from $15.4 billion.

The Bank's 2007 dividend rate is 5.20%, compared to 5.41% for 2006. The dividend rate for the fourth quarter of 2007 is 5.43% (annualized), compared to 5.83% (annualized) for the fourth quarter of 2006.

The decreases in the annual and quarterly dividend rates primarily reflect the changes in the Bank's Retained Earnings and Dividend Policy that became effective on January 1, 2007, increasing the target amount of retained earnings to $296 million and increasing the percentage of earnings retained to 10% of earnings, excluding the effects of SFAS 133, until the target is reached. The Bank retained $63 million in 2007, including $19 million in the fourth quarter of 2007, to continue building retained earnings, making available for dividends an amount equal to the remaining 90% of earnings excluding the effects of SFAS 133. The Bank retained $30 million in 2006, including $7 million in the fourth quarter of 2006, which was equal to 5% and 4% of its earnings excluding the effects of SFAS 133, respectively, and made available for dividends amounts equal to the remaining 95% and 96% of earnings excluding the effects of SFAS 133.

In addition, the decrease in the annual dividend rate for 2007 relative to 2006 reflects a lower net interest spread on the Bank's mortgage portfolio, partially offset by a higher yield on invested capital and higher net interest spreads on investments and advances in 2007 compared to 2006. The decline in the 2007 fourth quarter dividend rate compared to the year-earlier period reflects a lower net interest spread on the Bank's mortgage portfolio and a lower yield on invested capital in the fourth quarter of 2007 compared to the same period in 2006, partially offset by higher net interest spreads on investments and advances.

The Bank plans to pay the fourth quarter dividend in the form of capital stock on March 28, 2008.

Financial Highlights
(Unaudited)
(Dollars in millions)	Dec. 31, 2007	Dec. 31, 2006	Percent Change
Selected Balance Sheet Items at Period End
Total Assets	$322,999	$244,915	32%
Advances	251,034	183,669	37
Held-to-Maturity Securities	38,585	30,348	27
Interest-Bearing Deposits
In Banks	14,590	9,323	56
Federal Funds Sold	11,680	15,443	(24)
Consolidated Obligations:
Bonds	225,328	199,300	13
Discount Notes	78,368	30,128	160
Capital Stock - Class B -
Putable	13,403	10,616	26
Total Capital	13,627	10,754	27

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2007	Dec. 31, 2006	Percent Change	Dec. 31, 2007	Dec. 31, 2006	Percent Change
Operating Results
Net Interest Income	$267	$228	17%	$931	$839	11%
Other Income/(Loss)	75	9	733	55	(10)	650
Other Expense	27	25	8	98	90	9
Assessments	84	57	47	236	197	20
Net Income	$231	$155	49%	$652	$542	20%

Other Data
Net Interest Margin	0.34%	0.38%	(11)%	0.36%	0.37%	(3)%
Operating Expenses as a
Percent of Average Assets	0.03	0.04	(25)	0.03	0.03	-
Return on Assets	0.29	0.26	12	0.25	0.23	9
Return on Equity	7.02	5.88	19	5.80	5.40	7
Annualized Dividend Rate	5.43	5.83	(7)	5.20	5.41	(4)
Dividend Payout Ratio[1]	75.16	96.77	(22)	87.14	97.70	(11)
Capital to Assets Ratio[2]	4.29	4.44	(3)	4.29	4.44	(3)
Duration Gap (in months)[3]	2	1	100	2	1	100

1     This ratio is calculated as dividends per share divided by net income per share. Dividends are based on earnings excluding the effects of SFAS 133. As a result, the dividend payout ratio may vary from the ratio referenced in the Bank's Retained Earnings and Dividend Policy depending on the effects of SFAS 133.This calculation has been modified for prior periods to exclude mandatorily redeemable capital stock (which is classified as a liability) and the dividends on that stock (which are classified as interest expense).
2     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock (which is classified as a liability).
3     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Five Quarter Financial Highlights
(Unaudited)
(Dollars in millions)	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	Mar. 31, 2007	Dec. 31, 2006
Selected Balance Sheet Items at Period End
Total Assets	$322,999	$304,153	$234,615	$246,906	$244,915
Advances	251,034	236,184	171,019	177,455	183,669
Held-to-Maturity Securities	38,585	31,759	30,154	30,120	30,348
Interest-Bearing Deposits
in Banks	14,590	14,226	8,306	10,235	9,323
Federal Funds Sold	11,680	15,861	19,062	21,246	15,443
Consolidated Obligations:
Bonds	225,328	219,723	194,305	202,437	199,300
Discount Notes	78,368	68,027	25,361	29,729	30,128
Capital Stock - Class B -
Putable	13,403	12,629	9,782	10,898	10,616
Total Capital	13,627	12,794	9,954	11,053	10,754

Quarterly Operating Results
Net Interest Income	$267	$247	$212	$205	$228
Other Income/(Loss)	75	(39)	7	12	9
Other Expense	27	24	23	24	25
Assessments	84	49	52	51	57
Net Income	$231	$135	$144	$142	$155

Other Data
Net Interest Margin	0.34%	0.38%	0.37%	0.35%	0.38%
Operating Expenses as a
Percent of Average Assets	0.03	0.03	0.03	0.03	0.04
Return on Assets	0.29	0.20	0.25	0.24	0.26
Return on Equity	7.02	4.86	5.65	5.40	5.88
Annualized Dividend Rate	5.43	5.26	5.14	4.89	5.83
Dividend Payout Ratio[1]	75.16	105.16	88.61	87.98	96.77
Capital to Assets Ratio[2]	4.29	4.24	4.29	4.52	4.44
Duration Gap (in months)[3]	2	1	1	1	1

1     This ratio is calculated as dividends per share divided by net income per share. Dividends are based on earnings excluding the effects of SFAS 133. As a result, the dividend payout ratio may vary from the ratio referenced in the Bank's Retained Earnings and Dividend Policy depending on the effects of SFAS 133. This calculation has been modified for prior periods to exclude mandatorily redeemable capital stock (which is classified as a liability) and the dividends on that stock (which are classified as interest expense).
2     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock (which is classified as a liability).
3     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's dividend rates. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "will" and "plans," or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the effects of SFAS 133, SFAS 91 and the Bank's ability to pay dividends out of retained earnings. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com